EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-XXXXX) and related Prospectus of Sequans Communications S.A. for the registration of ordinary shares, warrants and units and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the consolidated financial statements of Sequans Communications S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Frédéric Martineau

Ernst & Young Audit

Represented by Frédéric Martineau

Paris – La Défense, France

September 15, 2014